EXHIBIT 2                                                  CONFORMED COPY






                            WEC STOCK OPTION AGREEMENT

                   STOCK OPTION AGREEMENT, dated as of April 28, 1995 by and among Northern States Power Company, a Minnesota corpora-tion ("NSP"), and Wisconsin Energy Corporation, a Wisconsin corporation (the "Company").

                   WHEREAS, concurrently with the execution and delivery of this Agreement, (i) NSP, the Company, Northern Power Wis-consin Corp., a Wisconsin corporation ("New NSP") and WEC Sub Corp., a Wisconsin corporation ("WEC Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, upon the terms and subject to the conditions thereof, for the merger of NSP with and into New NSP and the merger of WEC Sub with and into New NSP (the "Mergers"), and (ii) the Company and NSP are entering into a certain stock option agreement dated as of the date hereof whereby NSP grants to the Company an option with respect to certain shares of NSP's common stock on the terms and subject to the conditions set forth therein (the "NSP Stock Option Agreement"); and

                   WHEREAS, as a condition to NSP's willingness to enter into the Merger Agreement, NSP has requested that the Company agree, and the Company has so agreed, to grant to NSP an option with respect to certain shares of the Company's common stock, on the terms and subject to the conditions set forth herein.

                   NOW, THEREFORE, to induce NSP to enter into the Mer-ger Agreement, and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                   1. Grant of Option. The Company hereby grants NSP an irrevocable option (the "Company Option") to purchase up to 21,773,726 shares, subject to adjustment as provided in Section
         11 (such shares being referred to herein as the "Company
         Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") (being 19.9% of the number of shares of Company Common Stock outstanding on the date hereof) in the manner set forth below at a price (the "Exercise Price") per Company Share of $27.675 (which is equal to the Fair Market Value (as defined below) of a Company Share on the date hereof) payable, at NSP's option, (a) in cash or (b) sub-ject to the Company's having obtained the approvals of any Governmental Authority required for the Company to acquire the NSP Shares (as defined below) from NSP, which approvals the Company shall use best efforts to obtain, in shares of common







         stock, par value $2.50 per share, of NSP ("NSP Shares") in ei-ther case in accordance with Section 4 hereof. Notwithstanding the foregoing, in no event shall the number of Company Shares for which the Company Option is exercisable exceed 19.9% of the number of issued and outstanding shares of Company Common Stock. As used herein, the "Fair Market Value" of any share shall be the average of the daily closing sales price for such share on the New York Stock Exchange (the "NYSE") during the 10 NYSE trading days prior to the fifth NYSE trading day preceding the date such Fair Market Value is to be determined. Capital-ized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

                   2. Exercise of Option. The Company Option may be exercised by NSP, in whole or in part, at any time or from time to time after the Merger Agreement becomes terminable by NSP under circumstances which could entitle NSP to termination fees under either Section 9.3(a) of the Merger Agreement (provided that the events specified in Section 9.3(a)(ii)(x) of the Mer-ger Agreement shall have occurred, although the events speci-fied in Section 9.3(a)(ii)(y) thereof need not have occurred) or Section 9.3(b) of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Business Combination involving a Target Party or a closing by which a Target Party becomes a subsidiary), any such event by which the Merger Agreement be-comes so terminable by NSP being referred to herein as a "Trigger Event." The Company shall notify NSP promptly in writing of the occurrence of any Trigger Event, it being un-derstood that the giving of such notice by the Company shall not be a condition to the right of NSP to exercise the Company Option. In the event NSP wishes to exercise the Company Op-tion, NSP shall deliver to the Company a written notice (an "Exercise Notice") specifying the total number of Company Shares it wishes to purchase. Each closing of a purchase of Company Shares (a "Closing") shall occur at a place, on a date and at a time designated by NSP in an Exercise Notice delivered at least two business days prior to the date of the Closing. The Company Option shall terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agree-ment pursuant to Section 9.1 thereof (other than upon or during the continuance of a Trigger Event); or (iii) 180 days follow-ing any termination of the Merger Agreement upon or during the continuance of a Trigger Event (or if, at the expiration of such 180 day period the Company Option cannot be exercised by reason of any applicable judgment, decree, order, law or regu-lation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal, but in no event under this clause (iii) later than October 31, 1997). Notwithstanding the foregoing,










         the Company Option may not be exercised if NSP is in material breach of any of its material representations or warranties, or in material breach of any of its covenants or agreements, con-tained in this Agreement or in the Merger Agreement. Upon the giving by NSP to the Company of the Exercise Notice and the tender of the applicable aggregate Exercise Price, NSP shall be deemed to be the holder of record of the Company Shares issu-able upon such exercise, notwithstanding that the stock trans-fer books of the Company shall then be closed or that certifi-cates representing such Company Shares shall not then be actu-ally delivered to NSP.

                   3. Conditions to Closing. The obligation of the Company to issue the Company Shares to NSP hereunder is subject to the conditions, which (other than the conditions described in clauses (i), (iii) and (iv) below) may be waived by the Company in its sole discretion, that (i) all waiting periods, if any, under the HSR Act, applicable to the issuance of the Company Shares hereunder shall have expired or have been ter-minated; (ii) the Company Shares, and any NSP Shares which are issued in payment of the Exercise Price, shall have been ap-proved for listing on the NYSE upon official notice of issu-ance; (iii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any fed-eral, state or local administrative agency or commission or other federal state or local Governmental Authority, if any, required in connection with the issuance of the Company Shares hereunder shall have been obtained or made, as the case may be, including, without limitation, the approval of the SEC under
         Section 10 of the 1935 Act of the acquisition of the Company Shares by NSP and, if applicable, the acquisition by the Com-pany of the NSP Shares constituting the Exercise Price here-under; and (iv) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect.

                   4. Closing. At any Closing, (a) the Company will deliver to NSP or its designee a single certificate in defini-tive form representing the number of the Company Shares desig-nated by NSP in its Exercise Notice, such certificate to be registered in the name of NSP and to bear the legend set forth in Section 12, and (b) NSP will deliver to the Company the ag-gregate price for the Company Shares so designated and being purchased by (i) wire transfer of immediately available funds or certified check or bank check or (ii) subject to the condi-tion in Section 1(b), a certificate or certificates represent-ing the number of NSP Shares being issued by NSP in consider-ation thereof, as the case may be. For the purposes of this Agreement, the number of NSP Shares to be delivered to the Company shall be equal to the quotient obtained by dividing (i)










         the product of (x) the number of Company Shares with respect to which the Company Option is being exercised and (y) the Exer-cise Price by (ii) the Fair Market Value of the NSP Shares on the date immediately preceding the date the Exercise Notice is delivered to the Company. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4 in the name of NSP or its designee.

                   5. Representations and Warranties of the Company. The Company represents and warrants to NSP that (a) except as set forth in Section 5.1 of the WEC Disclosure Schedule, the Company is a corporation duly organized, validly existing and in active status under the laws of the State of Wisconsin and has the corporate power and authority to enter into this Agreement and, subject to obtaining the applicable approval of shareholders of the Company for the repurchase of Company Shares pursuant to Section 7(a) below under circumstances where
         Section 180.1134(1) of the WBCL or Article III D.(1) of the Company's Restated Articles of Incorporation ("Restated Arti-cles") would be applicable (the "Buyback Approvals") and sub-ject to any regulatory approvals referred to herein and to the provisions of Section 180.0640 of the WBCL, if applicable, to carry out its obligations hereunder, (b) the execution and de-livery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby (other than any re-quired Buyback Approvals), (c) such corporate action (including the approval of the Board of Directors of the Company) is in-tended to render inapplicable to this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, the provisions of the WBCL referred to in Section 5.15 of the Merger Agreement, (d) this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding ob-ligation of the Company and, assuming this Agreement consti-tutes a valid and binding obligation of NSP, is enforceable against the Company in accordance with its terms, (e) the Com-pany has taken all necessary corporate action to authorize and reserve for issuance and to permit it to issue, upon exercise of the Company Option, and at all times from the date hereof through the expiration of the Company Option will have re-served, 21,773,726 authorized and unissued Company Shares, such amount being subject to adjustment as provided in Section 11, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable (subject to Section 180.0622(2)(b) of










         the WBCL, as judicially interpreted), (f) upon delivery of the Company Shares to NSP upon the exercise of the Company Option, NSP will acquire the Company Shares free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever, (g) except as described in Section 5.4(b) of the Merger Agreement, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or ac-celerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its subsidiaries, pursuant to, (A) any provision of the Restated Articles or by-laws of the Company,
         (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, Company benefit plan or other agreement, obligation, instrument, permit, concession, fran-chise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, which Violation, in the case of each of clauses (B) and (C), could reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, (h) except as described in Section 5.4(c) of the Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority,
         (i) none of the Company, any of its affiliates or anyone acting on its or their behalf has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Company Shares, as contem-plated by this Agreement, to be subject to the registration requirements of the Securities Act as in effect on the date hereof and, assuming the representations of NSP contained in
         Section 6(h) are true and correct, the issuance, sale and de-livery of the Company Shares hereunder would be exempt from the registration and prospectus delivery requirements of the Secu-rities Act, as in effect on the date hereof (and the Company shall not take any action which would cause the issuance, sale and delivery of the Company Shares hereunder not to be exempt from such requirements), and (j) any NSP Shares acquired pur-suant to this Agreement will be acquired for the Company's own account, for investment purposes only and will not be acquired











         by the Company with a view to the public distribution thereof in violation of any applicable provision of the Securities Act.

                   6. Representations and Warranties of NSP. NSP rep-resents and warrants to the Company that (a) NSP is a corpora-tion duly organized, validly existing and in good standing un-der the laws of the State of Minnesota and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Agreement by NSP and the consummation by NSP of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NSP and no other corporate proceedings on the part of NSP are necessary to au-thorize this Agreement or any of the transactions contemplated hereby, (c) this Agreement has been duly executed and delivered by NSP and constitutes a valid and binding obligation of NSP, and, assuming this Agreement constitutes a valid and binding obligation of the Company, is enforceable against NSP in ac-cordance with its terms, (d) prior to any delivery of NSP Shares in consideration of the purchase of Company Shares pur-suant hereto, NSP will have taken all necessary corporate ac-tion to authorize for issuance and to permit it to issue such NSP Shares, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and to render inappli-cable to the receipt by the Company of the NSP Shares the pro-visions of the MBCA referred to in Section 4.15 of the Merger Agreement, (e) upon any delivery of such NSP Shares to the Company in consideration of the purchase of Company Shares pursuant hereto, the Company will acquire the NSP Shares free and clear of all claims, liens, charges, encumbrances and se-curity interests of any nature whatsoever, (f) except as de-scribed in Section 4.4(b) of the Merger Agreement, the exe-cution and delivery of this Agreement by NSP does not, and the consummation by NSP of the transactions contemplated hereby will not, violate, conflict with, or result in the breach of any provision of, or constitute a default (with or without no-tice or lapse of time, or both) under, or result in any Vio-lation by NSP or any of its subsidiaries, pursuant to (A) any provision of the Restated Articles of Incorporation or By-laws of NSP, (B) any provisions of any loan or credit agreement, note, mortgage, indenture, lease, NSP benefit plan or other agreement, obligation, instrument, permit, concession, fran-chise, license or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NSP or its properties or assets, which Violation, in the case of each of clauses (B) and or (C), would have a material adverse effect on NSP and its subsidiaries taken as a whole, (g) except as de-scribed in Section 4.4(c) of the Merger Agreement or Section 1(b) or Section 3 hereof, the execution and delivery of this










         Agreement by NSP does not, and the consummation by NSP of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or noti-fication to, any Governmental Authority and (h) any Company Shares acquired upon exercise of the Company Option will be acquired for NSP's own account, for investment purposes only and will not be, and the Company Option is not being, acquired by NSP with a view to the public distribution thereof in vio-lation of any applicable provision of the Securities Act.

                   7.  Certain Repurchases.

                   (a) NSP Put. At the request of NSP by written no-tice at any time during which the Company Option is exercisable pursuant to Section 2 (the "Repurchase Period"), the Company (or any successor entity thereof) shall repurchase from NSP all or any portion of the Company Option, at the price set forth in subparagraph (i) below, or, at the request of NSP by written notice at any time prior to April 30, 1997 (provided that such date shall be extended to October 31, 1997 under the circum-stances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to October 31, 1997), the Company (or any successor entity thereof) shall repurchase from NSP all or any portion of the Company Shares purchased by NSP pursuant to the Company Option, at the price set forth in subparagraph
         (ii) below:

                   (i) the difference between the "Market/Offer Price" for shares of Company Common Stock as of the date NSP gives notice of its intent to exercise its rights under this Section 7 (defined as the higher of (A) the price per share offered as of such date pursuant to any tender or exchange offer or other offer with respect to a Business Combination which was made prior to such date and not terminated or withdrawn as of such date (the "Offer Price") and (B) the Fair Market Value of Company Common Stock as of such date (the "Market Price")) and the Exer-cise Price, multiplied by the number of Company Shares purchasable pursuant to the Company Option (or portion thereof with respect to which NSP is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price;

                  (ii) the product of (x) the sum of (A) the Exercise Price paid by NSP per Company Share acquired pursuant to the Company Option and (B) the difference between the Market/Offer Price and the Exercise Price, but only if the Market/Offer Price is greater than the Exercise Price, and
              (y) the number of Company Shares so to be repurchased










              pursuant to this Section 7.  For purposes of this clause
              (ii), the Offer Price shall be the highest price per share offered pursuant to a tender or exchange offer or other Business Combination offer during the Repurchase Period prior to the delivery by NSP of a notice of repurchase.

                   (b) Redelivery of NSP Shares. If NSP elected to purchase Company Shares pursuant to the exercise of the Company Option by the issuance and delivery of NSP Shares, then the Company shall, if so requested by NSP, in fulfillment of its obligation pursuant to clause (A) of Section 7(a)(ii)(x) (that is, with respect to the Exercise Price only and without limi-tation to its obligation to pay additional consideration under clause (B) of Section 7(a)(ii)(x)), redeliver the certificate for such NSP Shares to NSP, free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever; provided, however, that if less than all of the Company Shares purchased by NSP pursuant to the Company Option are to be repurchased pursuant to this Section 7, then NSP shall issue to the Company a new certificate representing those NSP Shares which are not due to be redelivered to NSP pursuant to this Section 7 as they constituted payment of the Exercise Price for the Company Shares not being repurchased.

                   (c) Payment and Redelivery of Company Option or Shares. In the event NSP exercises its rights under this Sec-tion 7, the Company shall, within 10 business days thereafter, pay the required amount to NSP in immediately available funds and NSP shall surrender to the Company the Company Option or the certificates evidencing the Company Shares purchased by NSP pursuant thereto, and NSP shall warrant that it owns the Com-pany Option or such shares and that the Company Option or such shares are then free and clear of all liens, claims, damages, charges and encumbrances of any kind or nature whatsoever.

                   (d) NSP Call. If NSP has elected to purchase Com-pany Shares pursuant to the exercise of the Company Option by the issuance and delivery of NSP Shares, notwithstanding that NSP may no longer hold any such Company Shares or that NSP elects not to exercise its other rights under this Section 7, NSP may require, at any time or from time to time prior to April 30, 1997 (provided that such date shall be extended to October 31, 1997 under the circumstances where the date after which either party may terminate the Merger Agreement pursuant to Section 9.1(b) of the Merger Agreement has been extended to October 31, 1997), the Company to sell to NSP any such NSP Shares at the price attributed to such NSP Shares pursuant to
         Section 4 plus interest at the rate of 6.5% per annum on such amount from the Closing Date relating to the exchange of such NSP Shares pursuant to Section 4 to the closing date under this










         Section 7(d) less any dividends on such NSP Shares paid during such period or declared and payable to stockholders of record on a date during such period.

                   (e) Repurchase Price Reduced at NSP's Option. In the event the repurchase price specified in Section 7(a) would subject the purchase of the Company Option or the Company Shares purchased by NSP pursuant to the Company Option to a vote of the shareholders of the Company pursuant to Section
         180.1134 of the WBCL or Section D(1) of Article III of the Company's Restated Articles of Incorporation, then NSP may, at its election, reduce the repurchase price to an amount which would permit such repurchase without the necessity for such a shareholder vote.

                   8. Voting of Shares. Following the date hereof and prior to the fifth anniversary of the date hereof (the "Expi-ration Date"), each party shall vote any shares of capital stock of the other party acquired by such party pursuant to this Agreement, including any NSP Shares issued pursuant to
         Section 1(b) ("Restricted Shares") or otherwise beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such party on each matter submitted to a vote of shareholders of such other party for and against such matter in the same proportion as the vote of all other shareholders of such other party are voted (whether by proxy or otherwise) for and against such matter.

                   9.  Restrictions on Transfer.

                   (a) Restrictions on Transfer. Prior to the Expira-tion Date, neither party shall, directly or indirectly, by op-eration of law or otherwise, sell, assign, pledge, or otherwise dispose of or transfer any Restricted Shares beneficially owned by such party, other than (i) pursuant to Section 7, or (ii) in accordance with Section 9(b) or Section 10.

                   (b) Permitted Sales. Following the termination of the Merger Agreement, a party shall be permitted to sell any Restricted Shares beneficially owned by it if such sale is made pursuant to a tender or exchange offer that has been approved or recommended, or otherwise determined to be fair to and in the best interests of the shareholders of the other party, by a majority of the members of the Board of Directors of such other party which majority shall include a majority of directors who were directors prior to the announcement of such tender or ex-change offer.












                   10. Registration Rights. Following the termination of the Merger Agreement, each party hereto (a "Designated Holder") may by written notice (the "Registration Notice") to the other party (the "Registrant") request the Registrant to register under the Securities Act all or any part of the Re-stricted Shares beneficially owned by such Designated Holder (the "Registrable Securities") pursuant to a bona fide firm commitment underwritten public offering in which the Designated Holder and the underwriters shall effect as wide a distribution of such Registrable Securities as is reasonably practicable and shall use their best efforts to prevent any person (including any Group (as used in Rule 13d-5 under the Exchange Act)) and its affiliates from purchasing through such offering Restricted Shares representing more than 1% of the outstanding shares of common stock of the Registrant on a fully diluted basis (a "Permitted Offering"). The Registration Notice shall include a certificate executed by the Designated Holder and its proposed managing underwriter, which underwriter shall be an investment banking firm of nationally recognized standing (the "Manager"), stating that (i) they have a good faith intention to commence promptly a Permitted Offering and (ii) the Manager in good faith believes that, based on the then prevailing market con-ditions, it will be able to sell the Registrable Securities at a per share price equal to at least 80% of the then Fair Market Value of such shares. The Registrant (and/or any person des-ignated by the Registrant) shall thereupon have the option ex-ercisable by written notice delivered to the Designated Holder within 10 business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities proposed to be so sold for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities to be so purchased by the Registrant and (ii) the then Fair Market Value of such shares. Any such purchase of Registrable Securities by the Registrant (or its designee) hereunder shall take place at a closing to be held at the principal executive offices of the Registrant or at the offices of its counsel at any reasonable date and time designated by the Registrant and/or such designee in such no-tice within 20 business days after delivery of such notice.
         Any payment for the shares to be purchased shall be made by delivery at the time of such closing of the Option Price in immediately available funds.

                   If the Registrant does not elect to exercise its op-tion pursuant to this Section 10 with respect to all Regis-trable Securities, it shall use its best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities proposed to be so sold; provided, however, that (i) neither party shall be en-titled to more than an aggregate of two effective registration










         statements hereunder and (ii) the Registrant will not be re-quired to file any such registration statement during any pe-riod of time (not to exceed 40 days after such request in the case of clause (A) below or 90 days in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of ma-terial non-public information which it reasonably believes would be detrimental to be disclosed at such time and, in the opinion of counsel to the Registrant, such information would have to be disclosed if a registration statement were filed at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its reasonable judgment, that such registration would interfere with any financing, ac-quisition or other material transaction involving the Regis-trant or any of its affiliates. The Registrant shall use its reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or Blue-Sky laws of such jurisdictions as the Designated Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdic-tion; provided, however, that the Registrant shall not be re-quired to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this pro-vision.

                   The registration rights set forth in this Section 10 are subject to the condition that the Designated Holder shall provide the Registrant with such information with respect to such holder's Registrable Securities, the plans for the dis-tribution thereof, and such other information with respect to such holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

                   A registration effected under this Section 10 shall be effected at the Registrant's expense, except for underwrit-ing discounts and commissions and the fees and the expenses of counsel to the Designated Holder, and the Registrant shall provide to the underwriters such documentation (including cer-tificates, opinions of counsel and "comfort" letters from au-ditors) as are customary in connection with underwritten public offerings as such underwriters may reasonably require. In connection with any such registration, the parties agree (i) to indemnify each other and the underwriters in the customary manner, (ii) to enter into an underwriting agreement in form and substance customary for transactions of such type with the











         Manager and the other underwriters participating in such of-fering and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (in-cluding, if the Manager deems it necessary, participating in road-show presentations).

                   The Registrant shall be entitled to include (at its expense) additional shares of its common stock in a registra-tion effected pursuant to this Section 10 only if and to the extent the Manager determines that such inclusion will not ad-versely affect the prospects for success of such offering.

                   11. Adjustment Upon Changes in Capitalization. Without limitation to any restriction on the Company contained in this Agreement or in the Merger Agreement, in the event of any change in Company Common Stock by reason of stock divi-dends, splitups, mergers (other than the Mergers), recapital-izations, combinations, exchange of shares or the like, the type and number of shares or securities subject to the Company Option, and the purchase price per share provided in Section 1, shall be adjusted appropriately to restore to NSP its rights hereunder, including the right to purchase from the Company (or its successors) shares of Company Common Stock representing 19.9% of the outstanding Company Common Stock for the aggregate Exercise Price calculated as of the date of this Agreement as provided in Section 1.

                   12. Restrictive Legends. Each certificate repre-senting shares of Company Common Stock issued to NSP hereunder, and NSP Shares, if any, delivered to the Company at a Closing, shall include a legend in substantially the following form:

                   THE SECURITIES REPRESENTED BY THIS CERTIFICATE
              HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGIS-TRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUB-JECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF APRIL 28, 1995, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER UPON REQUEST.

         It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if NSP or the Company, as the case may be, shall have delivered to the other party a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance satisfactory to the other party, to the effect that such legend is not required for










         purposes of the Securities Act; (ii) the reference to the pro-visions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In ad-dition, such certificates shall bear any other legend as may be required by law. Certificates representing shares sold in a registered public offering pursuant to Section 10 shall not be required to bear the legend set forth in this Section 12.

                   13. Binding Effect; No Assignment; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective suc-cessors and permitted assigns. Except as expressly provided for in this Agreement, neither this Agreement nor the rights or the obligations of either party hereto are assignable, except by operation of law, or with the written consent of the other party. Nothing contained in this Agreement, express or im-plied, is intended to confer upon any person other than the parties hereto and their respective permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Restricted Shares sold by a party in compliance with the provisions of Section 10 shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement, unless and until such party shall repurchase or otherwise become the beneficial owner of such shares, and any transferee of such shares shall not be entitled to the registration rights of such party.

                   14. Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, the other party shall be entitled to an injunction restraining any violation or threatened vio-lation of the provisions of this Agreement. In the event that any action should be brought in equity to enforce the provi-sions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is adequate remedy at law.

                   15. Entire Agreement. This Agreement, the NSP Stock Option Agreement, the Confidentiality Agreement and the Merger Agreement (including the exhibits and schedules thereto) con-stitute the entire agreement among the parties with respect to










         the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

                   16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                   17. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. In the event any court or other competent authority holds any provisions of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith the execution and delivery of an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision and the economic effects thereof. If for any reason any such court or regula-tory agency determines that NSP is not permitted to acquire, or the Company is not permitted to repurchase pursuant to Section 7, the full number of shares of Company Common Stock provided in Section 1 hereof (as the same may be adjusted), it is the express intention of the Company to allow NSP to acquire or to require the Company to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith, or not take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach hereof or of any other provision of this Agreement or part hereof as the result of such holding or order.

                   18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, or (ii) sent by reputable overnight cou-rier service, or (iii) telecopied (which is confirmed), or (iv) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following ad-dresses (or at such other address for a party as shall be specified by like notice):














                   A.  If to NSP, to:

                        Northern States Power Company
                        4 Nicollet Mall
                        Minneapolis, MN  55401

                        Attention:  Gary R. Johnson, Esq.
                                    Telephone:  (612) 330-7623
                                    Telecopy:  (612) 330-6222

                        with a copy to:

                        Gardner, Carton & Douglas
                        Quaker Tower
                        321 North Clark Street, 31st Floor
                        Chicago, IL  60610

                        Attention:  Peter Clarke, Esq.
                                    Telephone:  (312) 245-8685
                                    Telecopy:  (312) 644-3381

                        and a copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, NY  10019

                        Attention:  Barry A. Bryer, Esq.
                                    Seth A. Kaplan, Esq.
                                    Telephone:  (212) 403-1000
                                    Telecopy:  (212) 403-2000

                   B.  If to the Company, to:

                        Wisconsin Energy Corporation
                        231 West Michigan Street
                        Milwaukee, WI  53201

                        Attention:  Walter T. Woelfle, Esq.
                                    Telephone:  (414) 221-2765
                                    Telecopy:  (414) 221-2412



















                        with a copy to:

                        Quarles & Brady
                        411 East Wisconsin Avenue
                        Milwaukee, WI  53202

                        Attention:  Patrick M. Ryan, Esq.
                                    Telephone:  (414) 277-5181
                                    Telecopy:  (414) 277-5174

                        and a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        919 Third Avenue
                        New York, NY  10022

                        Attention:  Sheldon S. Adler, Esq.
                                    Telephone:  (212) 735-3000
                                    Telecopy:  (212) 735-2000

                   19. Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law principles. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agree-ment or any of the transactions contemplated by this Agreement,
         (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contem-plated by this Agreement in any court other than a federal court sitting in the state of New York or a New York state court.

                   20. Interpretation. When a reference is made in this Agreement to a Section such reference shall be to a Sec-tion of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The descriptive headings herein are in-serted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.














                   21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an orig-inal, but both of which, taken together, shall constitute one and the same instrument.

                   22. Expenses. Except as otherwise expressly pro-vided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such ex-penses.

                   23. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

                   24. Extension of Time Periods. The time periods for exercise of certain rights under Sections 2, 6 and 7 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expira-tion of all statutory waiting periods; and (ii) to the extent necessary to avoid any liability under Section 16(b) of the Exchange Act by reason of such exercise.

                   25. Replacement of Company Option. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably sat-isfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.




























                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly autho-rized officers as of the date first above written.


                                  NORTHERN STATES POWER COMPANY


                                  By:   /s/ JAMES J. HOWARD
                                       Name:  James J. Howard
                                       Title: Chairman and Chief
                                              Executive Officer

                                  WISCONSIN ENERGY CORPORATION


                                  By:   /s/ RICHARD A. ABDOO
                                       Name:  Richard A. Abdoo
                                       Title: Chairman, President and
                                              Chief Executive Officer
































                                       -18-